Exhibit (r)(1)
CODE OF ETHICS
ING Clarion Real Estate Securities, L.P. (“Clarion”) is confident that its officers, Directors, and Access Persons act with integrity and good faith. Clarion recognizes, however, that personal interests may conflict with Clarion’s clients’ interests (to include the interests of shareholders of registered investment companies which Clarion manages or sub-advises) where Access Persons:
•	Know about present or future portfolio transactions; or

•	Have the power to influence portfolio transactions; and

•	Engage in securities transactions for their personal account(s).
In an effort to prevent any conflicts from arising and in accordance with Rule 17j-l (the “Rule”) under the Investment Company Act of 1940 and Rule 204A-1, Clarion has adopted this Code of Ethics (the “Code”) to address transactions that may create (or appear to create) conflicts of interest and to establish reporting requirements and enforcement procedures. Definitions of Capitalized terms are attached as Exhibit A.
I.	STATEMENT OF GENERAL PRINCIPLES

In recognition of the trust and confidence placed in Clarion, and because Clarion believes that its operations should benefit its clients, Clarion has adopted the following universally applicable principles:
A.	All Clarion employees are designated as an Access Person. Current list of Access Persons attached as Exhibit B;

B.	The interests of its clients are paramount. Access Persons must place client interests before their own;

C.	Access Persons must accomplish all personal securities transactions in a manner that avoids any conflict (or the appearance of a conflict) between their personal interests and those of its clients; and

D.	Access Persons must avoid actions or activities that bring into question their independence or judgment.
II.	STANDARDS OF PROFESSIONAL CONDUCT

Employees of Clarion shall conduct themselves with integrity and dignity and act in an ethical manner in their dealings with the public, clients, customers, employers, employees and fellow analysts.

Employees of Clarion should conduct themselves and should encourage others to practice financial analysis and securities management in a professional and ethical manner that will reflect credit on themselves, their employer and their profession.

Employees of Clarion should act with competence and should strive to maintain and improve their competence and that of others in the profession.

Employees of Clarion should use proper care and exercise independent professional judgment.
III.	OBLIGATION TO INFORM EMPLOYEE OF CODE AND STANDARDS

Each employee of Clarion is obligated to comply with the Standards of Professional Conduct, and is subject to disciplinary sanctions for violations thereof. Clarion hereby delivers a copy of the Standards to each employee for his or her permanent reference.
IV.	COMPLIANCE WITH GOVERNING LAWS AND REGULATIONS AND THE CODE AND STANDARDS
A.	Required Knowledge and Compliance

Clarion and each employee shall maintain knowledge of and shall comply with all applicable laws, rules, and regulations of any government, governmental agency, and regulatory organization governing their professional, financial, or business activities, as well as with these Standards of Professional Conduct.

B.	Prohibition Against Assisting Legal and Ethical Violations

Clarion and each employee shall not knowingly participate in, or assist, any acts in violation of any applicable law, rule, or regulation of any government, governmental agency, or regulatory organization governing professional, financial, or business activities, nor any act which would violate any provision of these Standards of Professional Conduct.

C.	Prohibition Against Use of Material Nonpublic Information

Clarion and each employee shall comply with all laws and regulations relating to the use and communication of material nonpublic information. Clarion and each employee shall exercise care not to trade while in possession of, nor communicate, material nonpublic information in breach of a duty, or if the information is misappropriated.

Duties under the standard include the following: (1) If Clarion or any employee acquires such information as a result of a special or confidential relationship with an issuer or others, he or she shall not communicate the information (other than within the relationship), or take investment action on the basis of such information, if it violates that relationship, and (2) If Clarion or the employee is not in a special or confidential relationship with the issuer or others, he or she shall not communicate or act on material nonpublic information if he or she knows, or should have known, that such information (a) was disclosed to him, or would result, in a breach of a duty, or (b) was misappropriated.

If such a breach of duty exists, Clarion and the employee shall make reasonable efforts to achieve public dissemination of such information.

D.	Responsibilities of Supervisors

Any person of Clarion with supervisory responsibility shall exercise reasonable supervision over those subordinate employees subject to his or her control, to prevent any violation by such persons of applicable statutes, regulations, or provisions of the Standards of Professional Conduct. Clarion may establish reasonable procedures to fulfill this requirement.
V.	RESEARCH REPORTS, INVESTMENT RECOMMENDATIONS AND ACTIONS
A.	Reasonable Basis and Representations

Each employee in a research, analytical or portfolio management capacity shall:
1.	Exercise diligence and thoroughness in making an investment recommendation to others or in taking an investment action for others;

2.	Have a reasonable and adequate basis for such recommendations and actions, supported by appropriate research and investigation;

3.	Make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation; and

4.	Maintain appropriate records to support the reasonableness of such recommendations and actions.
B.	Research Reports

Each employee in a research, analytical or portfolio management capacity shall:
1.	Use reasonable judgment as to the inclusion of relevant factors in research reports;

2.	Distinguish between facts and opinions in research reports; and

3.	Indicate the basic characteristics of the investment involved when preparing for internal distribution a research report that is not directly related to a specific portfolio or client.
C.	Portfolio Investment Recommendations and Actions

Each employee in a research, analytical or portfolio management capacity shall:
1.	When making an investment recommendation or taking an investment action for a specific portfolio or client, consider its appropriateness and suitability for such portfolio or client. In considering such matters, the employee shall take into account (a) the needs and circumstances of the client, (b) the basic characteristics of the investment involved, and (c) the basic characteristics of the total portfolio. He or she shall use reasonable judgment to determine the applicable relevant factors;

2.	Distinguish between facts and opinions in the presentation of investment recommendations; and

3.	Disclose to clients and prospective clients the basic format and general principles of the investment processes by which securities are selected and portfolios are constructed and shall promptly disclose to clients any changes that might significantly affect those processes.
D.	Prohibition Against Plagiarism

Employees shall not, when presenting material to associates, customers, clients, or the general public, copy or use in substantially the same form, material prepared by other persons without acknowledging its use and identifying the name of the author or publisher of such material. However, employees may use, without acknowledgment, factual information published by recognized financial and statistical reporting services or similar sources.

E.	Prohibition Against Misrepresentation of Services

Employees shall not make any statements, orally or in writing, which misrepresent (1) the services that the individual or Clarion is capable of performing for the client, (2) the qualifications of such analyst or Clarion, and/or (3) the expected performance of any investment.

Employees shall not make, orally or in writing, explicitly or implicitly, any assurances about or guarantees of any investment or its return except for communication of accurate information as to the terms of the investment instrument and the issuer’s obligations under the instrument. However, employees and Clarion may make reasonable estimations of future earnings, funds from operations, dividends and other items if they are clearly labeled as estimates or projections.
F.	Performance Presentation Standards
1.	Clarion and any employee shall not make any statements, orally or in writing, which misrepresent the investment performance that the individual or the firm has accomplished or can reasonably be expected to achieve.

2.	If any employee communicates, directly or indirectly, individual or firm performance information to a client or prospective client, or in a manner intended to be received by a client or prospective client (“Performance Information”), he or she shall make every reasonable effort to ensure that such Performance Information is a fair, accurate, and complete presentation of such performance.

3.	Clarion shall inform each employee about the existence and content of the CFA Institute’s (a.k.a. AIMR) standards and shall advise each employee that Clarion has adopted and uses the Global Investment Performance Standards (“GIPS®).

4.	Any employee presenting Performance Information may use the following legend on the Performance Information presentation, but only if the individual has made every reasonable effort to ensure that such presentation is in compliance with GIPS® in all material respects:

“This report has been prepared and presented in compliance with the GIPS® of the CFA Institute.”

5.	All employees will follow the disclosure procedures when disseminating performance and marketing materials either directly or indirectly to a client or a prospective client.
G.	Fair Dealing with Customers and Clients

Clarion and each employee shall act in a manner consistent with their obligation to deal fairly with all customers and clients when (1) disseminating investment recommendations, (2) disseminating material changes in prior investment advice, and (3) taking investment action.
VI.	PRIORITY OF TRANSACTIONS

Employees of Clarion shall conduct themselves in such a manner that transactions for their customers, clients, and employer have priority over transactions in securities or other investments of which they are the beneficial owner, and so that transactions in securities or other investments in which they have such beneficial ownership do not operate adversely to their interests. If an employee decides to make a recommendation about the purchase or sale of a security or other investment, they shall give customers, clients, and employer adequate opportunity to act on this recommendation before acting on their own behalf. To further ensure no conflicts of interest, Clarion has prohibited employees from owning securities within our investable universe.

For purposes of these Standards of Professional Conduct, an employee is a “beneficial owner” if he or she directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities or the investment.
VII.	DISCLOSURE OF CONFLICTS AND OUTSIDE BUSINESS ACTIVITY
A.	It is not possible to provide a precise or comprehensive definition of a conflict of interest. However, one factor that is common to all conflict of interest situations is the possibility that an employee’s actions or decisions will be affected because of actual or potential differences between or among the interests of Clarion, its affiliates or clients, and/or the employee’s own personal interests. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to Clarion, its affiliates or its clients or any gain to Clarion or the employee, and irrespective of the motivations of the employee involved.

B.	Employees are prohibited from engaging in other employment or business activities, including personal investments that interfere with their duties to ING Clarion, divide their loyalty, or create or appear to create a conflict of interest. Furthermore, employees are required to avoid any situation that represents the appearance of a conflict with Clarion’s interest. Examples of possible conflicts of interest situations include, but are not limited to: secondary employment by another real estate organization, gifts, favors or contractual work from any organization doing business or potentially doing business with ING, receipt of money, loans, services and unauthorized use of ING’s information, telephone facilities, supplies or names. Each employee should promptly report any situation or transaction involving an actual or potential conflict of interest to the Chief Compliance Officer. The Chief Compliance Officer’s determination as to whether a conflict exists or is harmful shall be conclusive. Any conflict that the Chief Compliance Officer determines is harmful to the interests of clients or the interests or reputation of ING Clarion must be terminated.
1.	Interest in Competitors, Clients or Suppliers. Clarion understands that employees may have family members who work in the financial services industry. In some circumstances, this could create a divided loyalty or the appearance of one. To assist Clarion in monitoring potential conflicts of interest, Clarion asks that all employees notify the Chief Compliance Officer if any family member who shares the employee’s household (“Immediate Family”) serves as an employee, officer, director, or trustee of, or has a substantial interest in or business relationship with, a competitor, client, or supplier of Clarion (other than any Clarion affiliate).

2.	The Giving or Offering of Gifts, Loans, Favors, Etc. No employee or member of his or her Immediate Family shall give or accept from any entity that conducts business or competes with Clarion any compensation (including reimbursement of transportation, meal or hotel expenses for personal trips or business trips made on behalf of Clarion), gift, loan or entertainment having more than nominal value, or other substantial favor for his or her personal benefit. For purposes of this restriction, nominal value shall mean $100 or less. However, employees or members of their Immediate Families are not prohibited from obtaining loans made or provided in the ordinary course of business or other goods or services (on the same terms as are available generally to public customers) from banks, broker-dealers, insurance companies or other financial institutions that may have relationships with Clarion.

3.	Interest in Transactions. No employee or a member of his or her Immediate Family shall engage in any transaction involving Clarion if the employee or a member of his Immediate Family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through the employee’s normal compensation), except as the Chief Compliance Officer specifically authorizes in writing.

4.	Outside Employment, Service as a Corporate Director. Any employee who is employed by, accepts any remuneration from, or performs any services for, any person or entity, including serving as a director of a public company (including a public company in which Clarion owns an interest, called a “Portfolio Company”), trustee or general partner of a partnership, other than Clarion or any affiliate, must notify the Chief

Compliance Officer of this fact in writing and obtain written approval. No notification is needed to serve in these capacities in a non-profit corporation, with Clarion or an affiliate of Clarion, or a private Portfolio Company. In no event should any employee have any outside employment that might cause embarrassment to or jeopardize the interests of Clarion, interfere with its operations, or adversely affect his or her productivity or that of other employees. As a general matter, Clarion discourages employees from accepting outside employment with any investment adviser, broker-dealer, bank, insurance or reinsurance company or other financial institution with which Clarion or its affiliates may compete or have or seek a business relationship.

5.	Diversion of Clarion Business or Investment Opportunity. No employee shall acquire, or derive personal gain or profit from, any business or investment opportunity that comes to his or her attention as a result of his or her association with Clarion, and in which he or she knows Clarion or its clients (the funds) might reasonably be expected to participate or have an interest, without first disclosing in writing all relevant facts to Clarion, offering the opportunity to Clarion or its clients, and receiving specific written authorization from the Chief Compliance Officer.
C.	All employees, when making investment recommendations, or taking investment actions, shall disclose to the Chief Compliance Officer any material conflict of interest relating to them and any material beneficial ownership of the securities or other investments involved that could reasonably be expected to impair their ability to render unbiased and objective advice.

D.	Employees shall disclose to Clarion all matters that could reasonably be expected to interfere with their duty to the employer, or with their ability to render unbiased and objective advice.

E.	Employees shall also comply with all requirements as to disclosure of conflicts of interest imposed by law and by rules and regulations or organizations governing their activities and shall comply with any prohibitions on activities if a conflict of interest exists.
VIII.	COMPENSATION
A.	Disclosure of Additional Compensation Arrangements

All employees shall inform the Chief Compliance Officer of compensation or other benefit arrangements in connection with their services to them which are in addition to compensation from them for such services.

B.	Limits on Accepting or Receiving Gifts

Employees cannot accept or receive any gift of more than de minimis value from any person or entity in connection with the account’s (or any series thereof) entry into a contract, development of an economic relationship, or other course of dealing by or on behalf of the account.

C.	Duty to Employer

Employees shall not undertake independent practice which could result in compensation or other benefit in competition with their employer, unless they have received written consent from both Clarion and the person for whom they undertake independent employment.
IX.	Gifts
A.	Employees and their immediate families shall not accept any gift from or give any gift to a third party whom they know does business with Clarion beyond those courtesies deemed to be customary, reasonable and proper under the particular business circumstances. The purpose of gifts in a business setting, including entertainment, is to establish goodwill and develop beneficial business relationships. Inexpensive gifts of a promotional nature or social invitations that are considered customary, reasonable and proper under the business circumstances (such as a business meal) may be accepted. However, employees must decline the following:
1.	Anything offered as a “quid pro quo” (as part of an agreement to do, or not to do, anything in return for the gift);

2.	Any gift of cash or cash equivalents (such as loans, stock, stock options, etc.); or

3.	Any gift that would cause the person or party offering the gift to violate any law, rule, regulation or the specific ethical standards of Clarion’s standards of professional conduct.

Any gift that is received or given in excess of $100 must be submitted to the Chief Compliance Officer via an attached form for prior approval. A Gift Approval Form is attached as Exhibit C.

An employee should refuse any gift offered to them when that gift is being offered to influence the employee’s actions or where the acceptance of the gift is likely to create the appearance of a conflict of interest.
B.	Compensation from Non-Company Sources

Employees may not accept compensation, in any form, for any services performed on behalf of Clarion in their capacity as employee from any source other than Clarion.
X.	RELATIONSHIPS WITH OTHERS
A.	Preservation of Confidentiality

Employees shall preserve the confidentiality of information communicated by any client concerning matters within the scope of the confidential relationship, unless they receive information concerning illegal activities on the part of the client.

B.	Maintenance of Independence and Objectivity

Employees, in relationships and contacts with an issuer of securities, whether individually or as a member of a group, shall use particular care and good judgment to achieve and maintain independence and objectivity.

C.	Fiduciary Duties

Employees, in relationships with clients, shall use particular care in determining applicable fiduciary duty and shall comply with such duty as to those persons and interests to whom it is owed.
XI.	USE OF PROFESSIONAL DESIGNATION

Employees may use, as applicable, the professional designation “Member of the CFA Institute,” “Member of the Financial Analysts Federation,” and “Member of the Institute of Chartered Financial Analysts,” and are encouraged to do so, but only in a dignified and judicious manner. The use of the designations may be accompanied by an accurate explanation (1) of the requirements that have been met to obtain the designation, and (2) of the CFA Institute, the Financial Analysts Federation, and the Institute of Chartered Financial Analysts, as applicable.

The Chartered Financial Analyst may use the professional designation “Chartered Financial Analyst,” or the abbreviation “CFA,” and is encouraged to do so, but only in a dignified and judicious manner. The use of the designation may be accompanied by an accurate explanation (1) of the requirements that have been met to obtain the designation, and (2) of the CFA Institute and the Institute of Chartered Financial Analysts.
XII.	PROFESSIONAL MISCONDUCT

Employees shall not commit a criminal act that upon conviction materially reflects adversely on their honesty, trustworthiness, or fitness as a financial professional in other respects.
A.	Prohibition Against Fraud, Deceit and Manipulation

An employee cannot, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by an account:
1.	Employ any device, scheme or artifice to defraud a client;

2.	Make any untrue statement of a material fact or omit to state to the account a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the account; and

4.	Engage in any manipulative practice with respect to the account.
XIII.	PERSONAL TRADING
A.	Prohibited Purchases and Sales

1.	No Access Person may purchase or sell, directly or indirectly, any Covered Security in which that Access Person has, or by reason of the transaction would acquire, any direct or indirect beneficial ownership and which to the actual knowledge of that Access Person at the time of such purchase or sale:
a.	is being considered for purchase or sale by a Firm; or

b.	is being purchased or sold by a Firm.
2.	All employees are subject to a blackout period whereby no personal trading is to take place in either the ING Clarion Real Estate Income Fund or the ING Clarion Global Real Estate Income Fund during the time that material non-public information is known regarding the named funds. Examples of this would include but is not limited to capital gain distributions and dividend reassessment. All employees will be notified that the blackout period will be strictly enforced until the public release of the determined payout. Compliance will then notify all employees that the blackout period has ceased.”

3.	In addition, Clarion has imposed a 30-day moratorium (after the acquisition date) on selling shares of a mutual fund of the advisor or an affiliate. This includes buying and selling within a 401K platform or on behalf of IRA accounts.
a.	Exemption for the sale of Principal Fund shares, stock or investments in the Principal 401k plan, may be made under special circumstances as determined by the Chief Compliance Officer and approved in advance in writing.

4.	No security as included within our investable universe. A list of securities is located as S: /Complian/ ComplianceManual/ CodeofEthics/ Domestic Buyout and Global Buyout.
B.	Reporting Requirements
1.	The Chief Compliance Officer’s Duties and Responsibilities
a.)	The Chief Compliance Officer shall notify each person who becomes an Access Person of Clarion, and who is required to report under this Code of Ethics, their reporting requirements no later than 10 days before the first quarter in which such person is required to begin reporting.

b.)	Confidentiality: All reports and other information submitted to the Chief Compliance Officer pursuant to this Code will be treated as confidential.
2.	Initial Holding Reports

Access Persons must submit within 10 days a listing of all Securities Beneficially Owned, as well as all of their securities accounts. Such reports need not show transactions effected for, or securities held in, personal securities accounts over which the Access Person has no direct or indirect influence or control, securities of registered open-end investment companies and other Exempted Securities under the Code. Access Persons must submit this list to the Chief Compliance Officer within ten days of the date first subject to this Code’s reporting requirements. An Initial Holdings Report Form is attached as Exhibit D.
3.	Annual Holdings Reports

Within 30 days of the end of the calendar year, Access Persons must submit to the Chief Compliance Officer a listing of all Covered Securities Beneficially Owned, as well as all of their securities accounts in which said securities are held. The list must be current as of the end of the calendar year. Such reports need not show transactions effected for, or securities held in, personal securities accounts over which the Access Person has no direct or indirect influence or control (“Excluded Accounts”). An Annual Holdings Report Form is attached as Exhibit E.

4.	Quarterly Transaction Reports
a.)	Each quarter, Access Persons must report all of their Covered Securities transactions affected, as well as any Covered Securities Accounts established during the quarter. They must submit their report to the Chief Compliance Officer no later than 30 days after the end of each calendar quarter. A Quarterly Personal Securities Transactions Report Form is included as Exhibit F.

b.)	Access Persons had no reportable transactions and did not open any Non-Exempted Securities Accounts during the quarter, they are still required to submit a transaction report, noting that there were no reportable items during the quarter. It should be signed and dated before submission.
5.	Pre-Approval of Investments in IPOs and Limited Offerings

Access Persons must obtain pre-approval from the Chief Compliance Officer before directly or indirectly acquiring Beneficial Ownership of any Security offered in connection with an IPO or Limited Offering.

6.	Employee Accounts
a.)	Transmission of Account Information. Employees are required to ensure that duplicate confirmations and account statements for employee outside accounts and employee-related accounts maintained outside of an ING or ING affiliated broker-dealer

(“employee related outside accounts”) are transmitted to the Legal and Compliance Department.

b.)	Employee related accounts over which the employee neither exercises discretion nor receives prior knowledge of transactions are not subject to the above directive.
7.	Transaction Approvals and Restrictions (All Employee Accounts))
a.)	Transactions in Securities Issued by ING or ING Affiliates (“ING Securities). Purchases of non-mutual fund ING Securities in employee and employee-related accounts are subject to a 180 calendar day, rather than a thirty calendar day, holding period (without exception). The only transactions in options on ING Securities that may be effected in such accounts are the purchase of puts to protect, or the sale of calls against, existing positions or the exercise of options granted an employee as compensation by ING or an ING affiliate.

Employees and related persons may also be restricted from effecting transactions in ING Securities the day prior to, the day of and the day after earnings announcements by certain ING affiliates. Such “black out” periods may also be imposed in connection with other significant corporate announcements. In addition, members of senior management and their related persons may be subject to more extensive black out periods in anticipation of corporate announcements.

b.)	Private Investments. Transactions by employees and related persons in “private investments” (i.e., investments in private entities that generally cannot be held in a securities or futures account) are subject to ING’s or ING affiliate’s policies relating to outside activities and investment of employees. Such investments require prior supervisory and Legal and Compliance Department approval and more detailed disclosure than that mandated in connection with investments in public issuers.

c.)	Misuse of Material, Non-Public Information. Under no circumstances may an employee effect a transaction or direct that a transaction be effected in a financial instrument while the employee is in possession of material, non-public information relating to the financial instrument or issuer of the financial instrument. Information should be deemed “material” if it would be deemed important to an investor in determining whether to buy, sell or hold the instrument. Information generally should be deemed non-public until it has been circulated to the general public by means such as a news story, press release or a filing with the SEC.

d.)	Misuse of Other Confidential or Proprietary Information. Under no circumstances may an employee effect a transaction or direct that a transaction be effected in a financial instrument based on advanced knowledge of a research report to be published by ING or an ING affiliate or another financial institution, advance knowledge of a client order, or any other form or type of confidential or proprietary information.
XIV.	ISSUES ARISING FROM DISCLOSURES
A.	The Chief Compliance Officer will, on a quarterly basis, compare all reported personal securities transactions with the client’s completed account transactions and a list of securities that were being considered for purchase or sale by Clarion during the period to determine whether a Code violation may have occurred.

B.	If the Chief Compliance Officer finds that a Code violation may have occurred, or believes that a Code violation may have occurred, the Chief Compliance Officer must obtain a confidential report and any explanatory material from the Access Person. The Chief Compliance Officer will determine whether the Access Person violated the Code.

C.	No Access Person is required to participate in a determination of whether he or she has committed a Code violation or discuss the imposition of any sanction against himself or herself.

D.	If the Chief Compliance Officer finds that an Access Person has violated the code, the Chief Compliance Officer will approve a proposed resolution of the situation or, if appropriate, impose upon the Access Person sanctions that the Chief Compliance Officer deems appropriate and will report the violation and the resolution and/or sanction imposed to the Clarion executive committee or board of any registered investment companies for which Clarion acts as an adviser unless, in the sole discretion of the Chief Compliance Officer, circumstances warrant an earlier report.
XV.	RECORDKEEPING

Clarion will maintain records as set forth below. These records will be maintained in accordance with Rule 204-2, Amended 204A-1, and Rule 17J-1 under the 1940 Act and the following requirements. They will be available for examination by representatives of the Securities and Exchange Commission and other regulatory agencies.
A.	A copy of this Code and any other code adopted by Clarion, which is, or at any time within the past five years has been, in effect, will be preserved in an easily accessible place.

B.	A record of any Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

C.	A copy of each Quarterly Transaction Report, Initial Holdings Report, Annual Holdings Report and account statements and duplicate confirmations submitted under this Code will be preserved for a period of at least five years from the end of the fiscal year in which it is made, including for the first two years in an easily accessible, confidential and secured place.

D.	A record of all Access Persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

E.	A record of all Access Persons written acknowledgement that they have received and understood the Code of Ethics. Furthermore, code of ethics acknowledgement forms will be kept for five years after the individual ceases to be a supervised person.

F.	A copy of each annual report of issues arising under this Code must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place.

G.	Clarion must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in an IPO or Limited Offering, for at least five years after the end of the fiscal year in which the approval is granted.
XVI.	ANNUAL WRITTEN REPORT FOR MUTUAL FUND CLIENTS

At least once a year, Clarion will provide to the Board of any registered investment companies for which it acts as an Adviser or sub-advisor (“Board”) a written report that includes:
A.	Issues arising under the Code for registered investment companies. The reports must describe any issue(s) that arose during the previous year under the Codes or procedures thereto, including any material code or procedural violations, and any resulting sanction(s);

B.	The Chief Compliance Officer may report to the Board more frequently as the Chief Compliance Officer deems necessary or appropriate and shall do so as requested by the Board; and

C.	Certification. Each report must be accompanied by a certification to the Board that Clarion has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.

EXHIBIT A
DEFINITIONS
General Note:
The definitions and terms used in this Code of Ethics are intended to mean the same as they do under the 1940 Act and the other federal securities laws. If a definition hereunder conflicts with the definition in the 1940 Act or other federal securities laws, or if a term used in this Code is not defined, you should follow the definitions and meanings in the 1940 Act or other federal securities laws, as applicable:
Access Persons:
“Access Person” means any trustee, officer or “advisory person” of the Trust. A list of each Trust’s Access Persons who are officers and trustees of the Trust is attached as Exhibit E to the Code of Ethics and will be updated from time to time.
Advisory Person:
Any advisory person of Clarion who, with respect to any clients or registered investment companies, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by Clarion to any account.
Beneficially Owned:
Any securities in which the Access Person has a direct or indirect pecuniary interest. This includes securities held by the Access Person’s spouse, his/her minor children, a relative who shares his/her home, or other persons by reason of any contract, arrangement, understanding or relationship that provide the Access Person with sole or shared voting or investment power.
Control:
“Control” has the meaning set forth in Section 2(a)(9) of the Act.
Covered Securities:
A security as defined in Section 2(a)(36) of the Act [15 U.S.C. 80a-2(a)(36)] and Rule 204A-1, including transactions in mutual funds advised by the advisor or an affiliate, except that it does not include Exempted Securities.

Exempted Securities:
Direct obligations of the U.S. Government or its agencies; bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, money market funds including repurchase agreements; or shares issued by registered, open-end investment companies.
Excluded Accounts:
Transactions effected in any account over which neither the investment adviser nor any Access Person of the investment adviser has any direct or indirect influence or control.
Initial Public Offering (“IPO”):
Offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of section 13 or section 15(d) of the Securities Exchange Act of 1934.
Limited Offering:
An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504 or Rule 506 (e.g. any private offering of securities, including private placements, venture capital activities, and business deals with family or relatives).
Purchase or Sale of a Security:
Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.
Reportable Fund:
Reportable fund means: (i) any fund for which the Adviser serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; or (ii) any fund whose investment advisor or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act.
Reportable Security:
Reportable security means a security as defined in section 202(a)(18) of the Investment Advisers Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds other than reportable funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds. Reportable security includes shares of mutual funds advised by the access person’s employer or an affiliate and shares of closed-end funds and offshore funds regardless of affiliation.

EXHIBIT B
ACCESS PERSONS
The following named individuals are determined to be persons covered by the Code of Ethics of ING Clarion Real Estate Securities, L.P.:

Access Persons:

Chief Compliance Officer:

EXHIBIT C
GIFT APPROVAL FORM
Any gift that is received or given in excess of $100 must be submitted to the Chief Compliance Officer via this form for prior approval.

Date Response Needed:

Employee Name:

Department:

Is gift being received or given?	☐ Received	☐ Given

Nature of Gift:

From / To Whom?

Name:

Company:

(If numerous, please attach separate list.)

Comments:

Signature of person submitting request:

Compliance Approval:	☐ Approved	☐ Not Approved

Comments:

Chief Compliance Officer:

Signature:

Date:

EXHIBIT D
INITIAL HOLDINGS REPORT

Name of Reporting Person:

Date Person Became Subject to the Code’s Reporting Requirements:

Information in Report Dated as of:

Date Report Due:

Date Report Submitted:

Securities Holdings

Principal Amount, Maturity Date
Name of Issuer and Title of Security	No. of Shares (if applicable)	and Interest Rate (if applicable)

If you have no securities holdings to report, please check here. ☐
If you do not want this report to be construed as an admission that you have beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

Securities Accounts

Name of Broker, Dealer or Bank	Name(s) on and Type of Account

If you have no securities accounts to report, please check here. ☐
I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.

Signature	Date

EXHIBIT E
ANNUAL HOLDINGS REPORT

Name of Reporting Person:

Information in Report Dated as of:

Date Report Due:

Date Report Submitted:

Calendar Year Ended: December 31, ___
Securities Holdings

Principal Amount, Maturity Date
Name of Issuer and Title of Security	No. of Shares (if applicable)	and Interest Rate (if applicable)

If you have no securities holdings to report for the year, please check here. ☐
If you do not want this report to be construed as an admission that you have beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

Securities Accounts

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

If you have no securities accounts to report for the year, please check here. ☐
I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.

Signature	Date

EXHIBIT F
QUARTERLY PERSONAL SECURITIES TRANSACTION REPORT

Name of Reporting Person:

Calendar Quarter Ended:

Date Report Due:

Date Report Submitted:

Securities Transactions

Name of
			Principal Amount,			Broker, Dealer
	Name of Issuer	No. of	Maturity Date and			or Bank
Date of	and Title of	Shares (if	Interest Rate	Type of		Effecting
Transaction	Security	applicable)	(if applicable)	Transaction	Price	Transaction

If you had no reportable transactions during the quarter, please check here. ☐
If you do not want this report to be construed as an admission that you have beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

Securities Accounts
If you established an account within the quarter, please provide the following information:

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

If you did not establish a securities account during the quarter, please check here. ☐
I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.

Signature	Date

INSIDER TRADING PROCEDURES
COMPLIANCE WITH GOVERNING LAWS AND REGULATIONS
AND RELATED CODE OF ETHICS AND
STANDARDS OF PROFESSIONAL CONDUCT
Prohibition Against Use of Material
Nonpublic Information
OVERVIEW
The Standards adopted by Clarion, which are based on similar standards adopted by the CFA Institute, require any Access Person or investment manager who is not in a special or confidential relationship with an issuer to evaluate the materiality of any nonpublic information he or she may receive and whether the disclosure violates the communicator’s fiduciary duty. If the Access Person or manager determines that the information is material and disclosed in breach of a duty, he or she should make reasonable efforts to achieve public dissemination of the information. This usually means encouraging the issuer corporation to make the information public. If public dissemination is not possible, the Access Person or manager should not communicate the information except to a designated supervisory and compliance personnel within the firm, nor take any investment action on the basis of that information.
All officers, employees, financial analysis, portfolio managers, and others who may come into possession of information defined in this Insider Trading Procedures (“Access Persons”) shall comply with all laws and regulations relating to the use and communication of material nonpublic information. Material nonpublic information is often defined as any information about a company, or the market for the company’s securities, that has not been generally disclosed to the marketplace, the dissemination of which is reasonably certain to have a substantial impact on the market price of the company’s securities, or that is substantially likely to be considered important by reasonable investors in determining whether to trade in such securities. In this context, the specificity of the information as well as the extent of its difference from public information, its nature, and its reliability are important factors. The Access Person’s duty is generally defined as to not trade while in possession of, nor communicate, material nonpublic information in breach of a duty, or if the information is misappropriated.
Duties under this Insider Trading Procedures, together with the related Code of Ethics and Standards of Professional Conduct adopted by Clarion (collectively, the “Standards”) include the following: (1) If an Access Person acquires such information as a result of a special or confidential relationship with the issuer or others, he or she shall not communicate the information (other than within the relationship), or take investment action on the basis of such information, if it violates that relationship, (2) If the Access Person is not in a special or confidential relationship with the issuer or others, he or she shall not communicate or act on material nonpublic information if he knows, or should have known, that such information (a) was disclosed to him or her, or would result, in a breach of duty, or (b) was misappropriated, and (3) the Access Person shall communicate the receipt or supposed receipt of material nonpublic information to his or her supervisor and/or Clarion’s Compliance Officer immediately for

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guidance on how to deal with the situation. If such a breach of duty exists, the Access Person shall make reasonable efforts to achieve public dissemination of such Information.
Purpose of the Standards
The purpose of the Standards are to state the responsibility of an Access Person and to comply with the laws relating to material nonpublic information, sometimes referred to as inside information, and the activity known as insider trading. As a matter of professional responsibility and minimum professional conduct, investment professionals should be aware of and comply with laws governing their conduct. This is especially true in the area of insider information and insider trading because of the potential exposure to nonpublic information through the investment professional’s frequent contacts with corporate management and others relating to an issuer and the market for its securities. Thus, in addition to other minimum standards of conduct expected of every investment professional, it is considered axiomatic that each Access Person comply with the laws regulating the use of material nonpublic information.
Application of the Standards
By way of example, violations of the insider trading rule have occurred when persons traded on nonpublic information that:
•	A company had made a rich ore find.

•	A company had cut its dividend.

•	A company had sustained its first and unexpected substantial loss.

•	Earnings projections showed a substantial increase.

•	Earnings projections showed a substantial decrease.

•	A tender offer was to be made for a company’s securities above the market price.
Legal sanctions have been applied to:
•	Persons inside a company who traded the stock.

•	Persons outside the company who traded the stock.

•	Persons inside the company for the act of telling persons outside the company who traded the stock.

•	Persons outside the company for the act of telling other persons outside the company who traded the stock.
Procedures for Compliance
The SEC requires that registered investment advisers such as Clarion adopt compliance procedures to prevent insider trading violations and the misuse of material nonpublic information. In response, Clarion has adopted compliance procedures designed and implemented to prevent misuse of material nonpublic information and to avoid other legal and regulatory violations. Compliance procedures must suit the particular characteristics of a firm, such as its size and the nature of its business. Most compliance procedures should contain the following basic provisions to ensure their effectiveness.

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The most common and widespread approach to prevent insider trading violations by employees, and to protect the Firm against potential liability, is the information barrier usually referred to as a Chinese Wall. The purpose is to prevent communication of material nonpublic information and other sensitive information from one department of a firm, which, for example, learned the information in its representation of a client in a prospective tender offer, to other departments. An information barrier is the minimum procedure a firm should implement. Clarion has adopted the related Policy on Information Exchanges, (Exhibit A), designed to control the flow of information inside Clarion, in its relations with its affiliates ING Clarion Partners, ING Real Estate, and with others outside these firms.
Additional requirements for Access Persons, in addition to the Policy on Information Exchanges, include:
1.	Restrictions or prohibitions on personal employee trading as defined under the related Policies and Code of Ethics;

2.	Monitoring of firm and personal employee trading via the quarterly Securities Transaction reporting form and Annual Holdings Reports as described in Code of Ethics, and the prior notice requirements of Section IV of the Standards of Professional Conduct; and

3.	Placing securities on a restricted list when the firm has or may have material nonpublic information about the issuer; such restricted listings to be circulated to all Access Persons as the occasion demands;

4.	Use of a stock watch list in the foregoing circumstances to monitor transactions in securities, delegated to the Compliance Officer. The watch list will generally be known only to a limited number of people within the firm, because broad distribution of a restricted list within a firm often triggers the very problems the list was developed to avoid.
Written policies and guidelines will be circulated to all employees and firm members. Persons who are particularly likely to encounter inside information problems include research Access Persons, portfolio managers, venture capitalists, pension sponsors, investor relations executives, rating agencies, persons in commercial loan departments of banks or in underwriting departments of investment banks, trust officers, and others who make or recommend investment decisions. From time to time, Clarion will sponsor seminars and refresher courses for Access Persons. Clarion will undertake to continually inform its employees of developments in areas affecting compliance with regulatory and professional responsibilities, and will also conduct regular programs for maintaining knowledge of these issues as needed.

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EXHIBIT A
POLICY ON INFORMATION EXCHANGES
The affiliation of Clarion with ING Real Estate and ING Clarion Partners (“affiliate(s)”) requires establishment of a policy to guide the exchange of information between the two entities. It is recognized that a free exchange of information is one of the major reasons for the affiliation, and both parties believe they will be strengthened by a sharing of information between and among the various individuals and departments in each organization. However, a totally free flow of information could lead one or both parties exposed to risks which must be considered carefully. The two principal risks appear to be the inappropriate use of material non-public information in securities market transactions, and the preservation of client confidentiality in the formulation of advice to clients. The intent of this Policy on Information Exchanges is to create a so-called Chinese Wall between the affiliates on sensitive or potentially material nonpublic information.
I. USE OF MATERIAL NON-PUBLIC INFORMATION
Securities laws generally prohibit trading on material nonpublic information. Market participants are left to determine the materiality of any single piece of information on a case-by-case basis. Some important considerations are
1.	Front-running. Guideline: Members of the Investment Committee, Officers and Access Persons of Clarion will refrain from trading in any security in Clarion’s extended universe until they have ascertained from Clarion’s trading desk that no active buy/sell program is in progress. With knowledge of Clarion’s current Buy/Sell list, they will report all their transactions in any security to Clarion’s compliance officer within 30 days of the end of each calendar quarter on an appropriate form to be supplied (Exhibit F, Code of Ethics).

2.	Property and portfolio information. Guideline: A free flow of property and portfolio type information is encouraged. However any affiliate employee disseminating property or portfolio information, especially regarding proposed transactions with public companies, may not disclose such information to Clarion as required by the Firm’s Code of Ethics unless he or she has first reasonably ascertained whether information has been disclosed publicly about either (a) the proposed transaction, (b) the buyer/seller participant, or (c) could have a material impact upon the other participant. If either element has not been disclosed publicly, then that aspect of the transaction should not be provided to Clarion.

3.	Discussion: Exchange of property and portfolio level information is potentially one of the trickiest and most important, since the question of materiality generally comes more sharply into focus in this area. In ascertaining whether a completed or proposed transaction has been disclosed publicly, the individual must take into account such factors as possible local newspaper or television publicity; public recording of documents; public advertisements for property offerings; circulation of real estate brokerage listings; publication in real estate industry publications; and similar public exposure which could bring some or all elements of a transaction into the public domain. In general, all will be prohibited from

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discussing the name of public REITs involved in proposed transactions. However, the name of public REITs may be discussed freely once a transaction has been announced by a public REIT or the buyer/seller. Some examples serve to illustrate appropriate handling of property or portfolio information, although it is not possible to address all possibilities in this memo.
Example 1:
Affiliates, on behalf of clients, may enter, or propose to enter, into single property transactions with public REITs. If the single property is deemed important, relative to the overall size or operations of the public REIT (i.e., one of only two or three properties held by the REIT), then the name of the public REIT in the proposed transaction should not be disclosed. If the single property is deemed not materially important relative to the overall size or operations of the public REIT (i.e., one of only 50 or 100 properties held by the REIT or a percentage of revenue), then the name of the public REIT in the proposed transaction may be disclosed.
Example 2:
Affiliates, on behalf of clients, may enter, or propose to enter, transactions involving portfolios of properties with public REITs. The marketing of the Homart portfolio is a case in point. If the portfolio is deemed important relative to the overall size or operations of the public REIT (i.e., involving 10 or more properties which may be bought or sold by the public REIT), then the name of the public REIT in the proposed transaction should not be disclosed, could or could not be important in assessing the future of those REITs. Portfolio transactions will generally be large enough that the name of the public REIT should not be disclosed.
Example 3:
Clarion, in conducting its research, learns that a public REIT has hired, or may hire, an investment banker or broker to dispose of one or more properties, or a portfolio of properties. Clarion may disclose such information to its affiliates, along with names of potential contacts, if no trading in the securities of the public REIT has taken place at Clarion within the last year. Recipients of such information at Clarion must refrain from trading in the securities of the public REIT based on such information, until such information is announced publicly. Individuals inside Clarion, receiving such information from Clarion after its public announcement, should not report results of their inquiries to Clarion, nor should Clarion request follow-up reports on what action was taken.
Example 4:
Clarion is requested to consider a public or private placement of securities by a public REIT, and learns in the course of diligence that funds should be used to purchase a portfolio of properties, or a real estate company, in which Clarion’s affiliates may have an interest. The purchase is conditioned upon the public REIT successfully raising funds in the placement. Clarion will determine whether to buy the proffered securities based on its own diligence, portfolio composition, and projected total return without regard to whether its affiliates may have an interest in the property portfolio. However, Clarion may disclose the existence of the proposed placement and the proposed purpose to its affiliates and name the public REIT involved.

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II. PROTECTION OF CLIENT CONFIDENTIALITY
Clarion, ING Real Estate, and ING Clarion Capital seek to preserve the confidentiality of advice rendered to clients. Each party also desires to have the most reliable information available to it in formulating advice to its clients. A free flow of information in both directions is important to both parties for these purposes. However, care must be taken not to breech client confidentiality in formulating advice or implementing client instructions.
Client Confidentiality: Guideline: All employees of Clarion and its affiliates will observe client confidentiality to the fullest extent possible when initiating inquiries to the other. In general, the client name should not be disclosed, unless the individual believes that the client’s name is integral to the matter at hand; that the client has given permission for disclosure; or that the matter has already been made public.
Example 1:
ING Clarion Capital previously negotiated, on behalf of the Illinois Teachers Retirement System (ITRS), for the option to convert its interest in a Springfield, IL mall into units/share of Simon Property Group under certain conditions. That option became public knowledge when Simon made an Initial Public Offering in December 1993, and the exercise of the option became public in February 1995. Had the affiliation been in place prior to these events, it seems reasonable to believe that Clarion should have been free to advise ING Real Estate of its general opinion and outlook for Simon, and to provide ING Real Estate with whatever public information it needed to formulate its advice to ITRS. Absent the prior public disclosure of the option, it also seems logical to believe that ING Real Estate would not customarily disclose the name of the client in initiating any inquiry to Clarion about Simon. Since many such situations are likely to arise in the future, the general rule should be that any specific request, initiated by ING Real Estate, should not disclose the client name unless the individual believes that the client’s name is integral to the matter; that the client has given permission for disclosure; or that the matter has already been made public.

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WHISTLEBLOWER PROCEDURE
The Executive Board and the Supervisory Board of ING Group have approved the ING Whistleblower Procedure. ING considers the good reputation and integrity of its organization as key requirements to operate successfully in the financial world. The ING Whistleblower Procedure provides the opportunity for every ING employee to make his or her complaint, including anonymous complaints, to the Reporting Officer in order for the responsible management to take appropriate and adequate action in case of alleged breaches of internal or external regulation or other irregularities (including those related to accounting, internal accounting controls and auditing matters). The ING Whistleblower Procedure applies to all ING entities. The management of ING entities is responsible for the implementation of this procedure and should inform all its employees of this procedure. The Corporate Legal, Compliance & Security Department is responsible for the maintenance of this procedure.
1.1 General
•	Complaints may refer to any possible breach by an ING employee of an external or internal regulation, as stated in the ING Business Principles, or any procedure regarding accounting or auditing matters, including alleged irregularities of a general, operational and financial nature in the company.

•	If the ING Whistleblower Procedure would conflict with any applicable local law, such local law shall prevail.

•	The management of ING entities shall ensure that the ING Whistleblower Procedure is available and known to all its employees.

•	The management of ING entities shall appoint the compliance officer as a “Reporting Officer”, unless the management decides otherwise.

•	The Reporting Officer shall assist management in implementing the procedure and is, moreover, responsible for the receipt of complaints and the preliminary investigation.
1.2 Complaints and Incidents
•	A complaint can be reported to the Reporting Officer of the ING entity the whistleblower is working for. If the involved ING entity is not the entity the whistleblower is working for, the complaint can be reported to the Reporting Officer of the involved ING entity.

•	The Reporting Officer of the involved ING entity shall perform a preliminary investigation, as soon as a complaint by a whistleblower has been received.

•	The Reporting Officer shall discuss a reported complaint with the management of the entity involved.

•	The Reporting Officer shall turn to the next (higher) level of management if management itself is the object of complaint.

•	The whistleblower shall report his complaint to the RO of the next (higher) level if the compliance officer itself is object of complaint or if the whistleblower is unsatisfied with the progress and/or the outcome of the investigation.

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•	The Reporting Officer shall advise the management to close the complaint if his investigation shows no justification for the complaint.
If the preliminary investigation has revealed serious indications of possible violations of internal or external regulation or other irregularities management shall report the complaint to Corporate Audit Services/Corporate Special Investigations (CAS/CSI). CAS/CSI and Corporate Legal, Compliance & Security Department (CLC&S) will decide how the investigation is to be carried out after consultation with the management of the entity involved or the management of the next (higher) level if the management of the entity involved is part of the investigation. The investigation and the settlement of such an incident must be carried out according to the ING Group Investigation Policy.
•	The whistleblower will receive general information on the progress of the investigation (and its outcome) unless the whistleblower prefers not to be informed or unless this would be detrimental to the whistleblower or the investigation or unless there are other sound reasons not to inform the whistleblower. The Reporting Officer is responsible for informing the whistleblower if the complaint has been closed or settled.
1.3	Reports to the Audit Committee

The Reporting Officer shall report the results of the investigations and settlement of all complaints to the Reporting Officer of the next higher level. The Reporting Officer of ING Groep N.V. will report the aggregate of such reports to the Audit Committee of ING Groep N.V.. These reports shall be made on a quarterly basis and shall not disclose the whistleblowers’ names.

1.4	Reports to the Chairman of the Supervisory Board

The Reporting Officer shall report any complaints regarding the members of the Executive Board of ING Groep N.V. and the members of the Supervisory Board of ING Groep N.V. to the Reporting Officer of ING Groep N.V.. The latter shall report the complaint to the chairman of the Supervisory Board of ING Groep N.V.. If the chairman of the Supervisory Board of ING Groep N.V. is object of complaint the Reporting Officer will report to the deputy-chairman of the Supervisory Board of ING Groep N.V. or in case of his absence the most senior member (in terms of years for ING Groep N.V.) of the Supervisory Board of ING Groep N.V..

1.5	Records of all activities

The Reporting Officer keeps record of all his activities, reports and information received. All reports made by the Reporting Officer will be anonymous, except for those reports that are retained in his own file.

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2. Requirements ING Whistleblower Procedure
2.1	Easy access

All employees must have easy (including anonymous) access to the Reporting Officer.

The address and telephone number of the Reporting Officer must be published. Persons wishing to report verbally should be able to visit the Reporting Officer in confidence. External meeting places should be considered for this purpose, if required.

The reporting Officer for ING IM is Eric Ribbers (if absent Ronald Schoonen), extension 91163.

To encourage the whistleblower to report without fear of retaliation, the management must realize a possibility for the whistleblower to report anonymously (e.g. by facilitating an anonymous telephone line to report anonymously to the Reporting Officer). Management must ensure that when using the facilitated resource for anonymous complaints, confidentiality of the complaint and the whistleblower is safeguarded.

2.2	Retaliation

Whistleblowers acting according to the ING Whistleblower Procedure can report their complaint without jeopardizing their relationship under law of employment.

The Executive Board of ING Groep N.V. ensures that whistleblowers who respect this procedure are able to report their complaint without jeopardizing their relationship under law of employment as a result of their whistle blowing. Retaliation as a result of any such action is to be considered a serious breach of the ING Whistleblower Procedure in which case appropriate action shall be taken to safeguard the relationship under law of employment of the whistleblower.

2.3	Anonymity

The Reporting Officer shall never reveal the name of the whistleblower unless required by law.

If the Reporting Officer at some point of time is ordered and required by law to report the name of the whistleblower, the Reporting Officer will inform the whistleblower immediately and before reporting the name of the whistleblower, unless the Reporting Officer has lawful reasons not to do so.

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